Exhibit 99.1

Boise Inc. Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050 T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: November 3, 2010

Media Contact	Investor Relations Contact
Virginia Aulin – 208 384 7837	Jason Bowman – 208 384 7456

Boise Inc. Announces Financial Results for Third Quarter 2010

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported net income of $35.9 million or $0.43 per diluted share for third quarter 2010 compared with net income of $48.2 million or $0.57 per diluted share for third quarter 2009. In conjunction with the release of financial results, Boise Inc. also announced a special cash dividend of $0.40 per common share, payable December 3, 2010, to shareholders of record at the close of business on November 17, 2010. The total special dividend payout is estimated to be $32.3 million.

Net income excluding special items was $36.6 million or $0.44 per diluted share in third quarter 2010 compared with $10.3 million or $0.12 per diluted share in third quarter 2009. EBITDA excluding special items was a record $110.9 million for third quarter 2010 compared with $66.2 million for third quarter 2009.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	3Q 2010	3Q 2009	2Q 2010

Sales	$554.1	$508.3	$521.6
Net income	$35.9	$48.2	$13.3
Net income per diluted share	$0.43	$0.57	$0.16
Net income excluding special items (a)	$36.6	$10.3	$11.4
Net income excluding special items per diluted share (a)	$0.44	$0.12	$0.14
EBITDA (b)	$109.8	$128.0	$70.1
EBITDA excluding special items (b)	$110.9	$66.2	$67.0
Net total debt at quarter end (c)	$604.0	$781.9	$657.1

(a)	For reconciliation of net income to net income excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(b)	For reconciliation of net income to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

(c)	For reconciliation of total debt to net total debt, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

“Strong seasonal packaging volumes, improved sequential price trends, and low maintenance costs combined to drive record third quarter results,” said Alexander Toeldte, President and Chief Executive Officer of

Boise Inc. “Our corrugated packaging business continued to experience strong volumes, with shipments up 12% over the prior year. Sales volumes of our premium office, label and release, and flexible packaging products grew 11% over the prior year period. We continued to generate strong cash flow and ended the quarter with $184 million of cash and short-term investments. Looking ahead to the fourth quarter, we expect continued benefit from favorable price levels balanced by lower seasonal sales volumes and increased maintenance costs from the annual maintenance outage at our mill in Jackson, Alabama.”

Carl Albert, Chair of the Board of Directors, added, “We are delighted that our continued strong earnings performance and robust cash position have given us the opportunity to return cash to shareholders through the special dividend while allowing us to maintain enough capital to fund our growth initiatives.

We remain focused on creating shareholder value through well performing operations, disciplined capital allocation, and targeted growth.

We continue to pursue growth opportunities that combine solid industrial logic with a reasonable price. We also intend to return capital to our shareholders when both our performance and outlook create the appropriate opportunities.”

Sales

Total sales for third quarter 2010 were $554.1 million, up $45.8 million, or 9%, from $508.3 million for third quarter 2009 and up $32.5 million from second quarter 2010 sales of $521.6 million.

Paper segment sales increased $22.2 million during third quarter 2010 compared with third quarter 2009 due primarily to increased sales prices. Packaging segment sales increased $26.6 million during third quarter 2010 compared with third quarter 2009 driven by higher sales prices for linerboard and newsprint and increased sales volumes for corrugated products.

Prices and Volumes

Pricing for uncoated freesheet improved in third quarter 2010 compared with third quarter 2009 and second quarter 2010. Average net selling prices for uncoated freesheet papers increased 6% during third quarter 2010 compared with third quarter 2009 and increased 3% from second quarter 2010. In first quarter 2010, we implemented a $40-per-ton price increase across most of our uncoated freesheet grades, including cut-size office papers, offset, and midweight opaque grades. In May 2010, we implemented a $60-per-ton price increase across virtually all of our uncoated office papers and printing and converting grades. Overall, uncoated freesheet sales volumes were 318,000 tons during third quarter 2010, a decrease of 2% versus the prior year period and an increase of 2% from second quarter 2010. Combined sales volumes of premium office, label and release, and flexible packaging papers represented 31% of our total third quarter 2010 uncoated freesheet sales volumes compared with 27% during third quarter 2009. This growth primarily displaced commodity paper products.

Corrugated container and sheet sales volumes improved 12% during third quarter 2010 compared with third quarter 2009 and increased 3% from second quarter 2010. This increase was due primarily to increased sales of sheets from our sheet feeder plant in Texas as industrial markets in the area continued to improve. Corrugated container and sheet prices increased 2% during third quarter 2010 compared with third quarter 2009 and 5% sequentially from second quarter 2010. This was due to improved market conditions and pass-through of increased prices for linerboard and medium.

Linerboard net selling prices to third parties increased 40% in third quarter 2010 compared with third quarter 2009 and improved 17% sequentially from second quarter 2010. In first quarter 2010, we implemented a $50-per-ton and a $70-per-ton price increase on domestic linerboard sales in the eastern and western U.S., respectively. During the second quarter, we implemented an additional $60-per-ton increase on domestic linerboard sales. In August, we announced a third linerboard price increase, which we do not expect to realize at this time. Linerboard sales volumes to third parties were 48,000 tons during third quarter 2010, a decrease of 37% from third quarter 2009, and decreased 11% sequentially from second quarter 2010. This was due primarily to improved sales volumes in our corrugated container and sheet operations during third quarter 2010, which resulted in less linerboard available for sales to third parties. Total linerboard sales volumes in third quarter 2010, including linerboard utilized internally in our corrugated container and sheet operations, were 153,000 tons, an increase of 3% compared with third quarter 2009.

Input Costs

Total fiber, energy, and chemical costs for third quarter 2010 were $226.1 million, an increase of $20.3 million, or 10%, compared with costs of $205.8 million for third quarter 2009. The increase was driven primarily by increased purchased pulp prices in our Paper segment and higher consumption of fiber and energy as a result of higher production volumes in our Packaging segment.

INPUT COST SUMMARY

(in millions)

	3Q 2010	3Q 2009	2Q 2010

Fiber	$119.1	$108.2	$117.1
Energy	52.4	41.9	48.1
Chemicals	54.6	55.7	49.9

Total	$226.1	$205.8	$215.1

Total fiber costs during third quarter 2010 were $119.1 million, an increase of $10.9 million, or 10%, from $108.2 million incurred in third quarter 2009. This was due to higher purchased pulp and recycled fiber prices in our Paper segment and increased consumption of fiber in our Packaging segment as a result of increased production. Fiber costs in third quarter 2010 increased $2.0 million, or 2%, compared with $117.1 million in second quarter 2010.

Energy costs in third quarter 2010 were $52.4 million, an increase of $10.5 million, or 25%, compared with $41.9 million in third quarter 2009. This was driven by higher electrical rates in our Packaging segment and increased overall consumption of energy due to higher production volumes. These factors were offset partially by lower natural gas prices. Energy costs in third quarter 2010 increased $4.3 million, or 9%, from $48.1 million in second quarter 2010 due primarily to increased electrical rates.

Chemical costs in third quarter 2010 were $54.6 million, a decrease of $1.1 million, or 2%, compared with $55.7 million in third quarter 2009 due primarily to reduced consumption of higher cost commodity chemicals. Chemical costs were up $4.7 million, or 9%, compared with $49.9 million in second quarter 2010 driven primarily by higher prices.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Wednesday, November 3, 2010, at 11:00 a.m. ET, at which time we will review the company’s recent performance. To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689). The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call. Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from November 3 at 2:00 p.m. ET through December 3 at 11:45 p.m. ET. Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers. The passcode is 19121119.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. Our employees are committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations. Visit our website at www.BoiseInc.com.

Forward-Looking Statements

This news release contains statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside our control that may cause our business, strategy, or actual results to differ materially from the forward-looking statements. Statements regarding expected price levels for our products are considered forward looking; accordingly, there can be no assurance that we will be able to implement or realize all or any part of such price increases. In addition, statements regarding our intent to return capital to our shareholders are forward-looking statements. Our ability to return capital to shareholders depends upon our financial performance and other demands for our capital resources. There is no assurance we will be able to or choose to return capital to shareholders at any time in the future. For further information about the risks and uncertainties associated with our business, please refer to our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc

Consolidated Statements of Income

(unaudited, dollars and shares in thousands, except per-share data)

	Three Months Ended
	September 30		June 30,
	2010	2009	2010
Sales
Trade	$543,505	$498,812	$511,012
Related parties	10,550	9,453	10,549

	554,055	508,265	521,561

Costs and expenses
Materials, labor, and other operating expenses	412,847	401,607	419,594
Fiber costs from related parties	4,905	10,325	5,168
Depreciation, amortization, and depletion	32,457	32,916	32,267
Selling and distribution expenses	13,884	13,588	14,254
General and administrative expenses	12,594	12,813	12,569
St. Helens mill restructuring	234	1,402	(434)
Alternative fuel mixture credits, net	—	(59,572)	—
Other (income) expense, net	148	1,710	(11)

	477,069	414,789	483,407

Income from operations	76,986	93,476	38,154

Foreign exchange gain (loss)	386	1,597	(323)
Change in fair value of interest rate derivatives	(1)	125	(13)
Loss on extinguishment of debt	—	—	(28)
Interest expense	(16,099)	(21,436)	(16,165)
Interest income	105	130	61

	(15,609)	(19,584)	(16,468)

Income before income taxes	61,377	73,892	21,686
Income tax provision	(25,454)	(25,737)	(8,376)

Net income	$35,923	$48,155	$13,310

Weighted average common shares outstanding:
Basic	80,664	78,635	80,624
Diluted	84,082	84,241	84,093

Net income per common share:
Basic	$0.45	$0.61	$0.17
Diluted	$0.43	$0.57	$0.16

Segment Information

(unaudited, dollars in thousands)

	Three Months Ended
	September 30		June 30,
	2010	2009	2010
Segment sales
Paper	$388,193	$365,963	$364,199
Packaging	177,094	150,462	166,143
Intersegment eliminations and other	(11,232)	(8,160)	(8,781)

	$554,055	$508,265	$521,561

Segment income (loss)
Paper (1)	$56,884	$78,272	$25,708
Packaging (1)	24,758	22,290	17,105
Corporate and Other (1)	(4,270)	(5,489)	(4,982)

	77,372	95,073	37,831

Change in fair value of interest rate derivatives	(1)	125	(13)
Loss on extinguishment of debt	—	—	(28)
Interest expense	(16,099)	(21,436)	(16,165)
Interest income	105	130	61

Income before income taxes	$61,377	$73,892	$21,686

EBITDA (2)
Paper (1)	$78,787	$99,443	$47,406
Packaging (1)	34,357	32,966	26,684
Corporate and Other (1)	(3,315)	(4,420)	(4,020)

	$109,829	$127,989	$70,070

(1)	For the three months ended September 30, 2009, Segment income (loss) was $35.4 million in the Paper segment, $2.9 million in the Packaging segment, and ($2.8) million in the Corporate and Other segment excluding $42.9 million of income, $19.4 million of income, and $2.7 million of expenses relating to alternative fuel mixture credits recognized in each segment, respectively. EBITDA excluding alternative fuel mixture credits during the same time period was $56.5 million in the Paper segment, $13.6 million in the Packaging segment, and ($1.7) million in the Corporate and Other segment. Alternative fuel mixture credits are net of fees and expenses and before taxes.

(2)	See Summary Notes to Consolidated Financial Statements and Segment Information for a reconciliation of our EBITDA to net income.

Boise Inc.

Consolidated Statements of Income

(unaudited, dollars and shares in thousands, except per-share data)

	Nine Months Ended
	September 30
	2010	2009
Sales
Trade	$1,540,368	$1,453,557
Related parties	29,353	34,360

	1,569,721	1,487,917

Costs and expenses
Materials, labor, and other operating expenses	1,240,926	1,200,759
Fiber costs from related parties	19,904	24,961
Depreciation, amortization, and depletion	96,855	97,780
Selling and distribution expenses	41,872	41,394
General and administrative expenses	36,622	35,877
St. Helens mill restructuring	(72)	6,183
Alternative fuel mixture credits, net	—	(134,909)
Other (income) expense, net	(166)	4,383

	1,435,941	1,276,428

Income from operations	133,780	211,489

Foreign exchange gain (loss)	750	2,076
Change in fair value of interest rate derivatives	(43)	620
Loss on extinguishment of debt	(22,225)	—
Interest expense	(48,709)	(64,979)
Interest income	203	275

	(70,024)	(62,008)

Income before income taxes	63,756	149,481
Income tax provision	(27,208)	(51,359)

Net income	$36,548	$98,122

Weighted average common shares outstanding:
Basic	80,366	78,093
Diluted	84,123	82,693

Net income per common share:
Basic	$0.45	$1.26
Diluted	$0.43	$1.19

Segment Information

(unaudited, dollars in thousands)

	Nine Months Ended
	September 30
	2010	2009
Segment sales
Paper	$1,105,881	$1,074,359
Packaging	491,391	437,831
Intersegment eliminations and other	(27,551)	(24,273)

	$1,569,721	$1,487,917

Segment income (loss)
Paper (1)	$112,535	$187,553
Packaging (1)	36,093	43,745
Corporate and Other (1)	(14,098)	(17,733)

	134,530	213,565

Change in fair value of interest rate derivatives	(43)	620
Loss on extinguishment of debt	(22,225)	—
Interest expense	(48,709)	(64,979)
Interest income	203	275

Income before income taxes	$63,756	$149,481

EBITDA (3)
Paper (1)	$177,605	$251,169
Packaging (1)	64,967	74,855
Corporate and Other (1) (2)	(33,412)	(14,679)

	$209,160	$311,345

(1)	For the nine months ended September 30, 2009, Segment income (loss) was $87.7 million in the Paper segment, $4.4 million in the Packaging segment, and ($13.4) million in the Corporate and Other segment excluding $99.9 million of income, $39.3 million of income, and $4.3 million of expenses relating to alternative fuel mixture credits recognized in each segment, respectively. EBITDA excluding alternative fuel mixture credits during the same time period was $151.3 million in the Paper segment, $35.5 million in the Packaging segment, and ($10.4) million in the Corporate and Other segment. Alternative fuel mixture credits are net of fees and expenses and before taxes.

(2)	The nine months ended September 30, 2010, included $22.2 million of loss on extinguishment of debt.

(3)	See Summary Notes to Consolidated Financial Statements and Segment Information for a reconciliation of our EBITDA to net income.

Boise Inc.

Consolidated Balance Sheets

(unaudited, dollars in thousands)

	September 30, 2010	December 31, 2009
ASSETS

Current
Cash and cash equivalents	$173,449	$69,393
Short-term investments	10,614	10,023
Receivables
Trade, less allowances of $529 and $839	223,153	185,110
Related parties	1,020	2,056
Other (1)	3,779	62,410
Inventories	254,790	252,173
Deferred income taxes	13,524	—
Prepaid and other	8,463	4,819

	688,792	585,984

Property
Property and equipment, net	1,187,520	1,205,679
Fiber farms and deposits	17,850	17,094

	1,205,370	1,222,773

Deferred financing costs	31,757	47,369
Intangible assets, net	30,293	32,358
Other assets	7,890	7,306

Total assets	$1,964,102	$1,895,790

(1)	December 31, 2009, included a $56.6 million receivable for alternative fuel mixture credits. This amount was collected during first quarter 2010.

Boise Inc.

Consolidated Balance Sheets (continued)

(unaudited, dollars and shares in thousands, except per-share data)

	September 30, 2010	December 31, 2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$37,500	$30,711
Income taxes payable	24	240
Accounts payable
Trade	186,697	172,518
Related parties	274	2,598
Accrued liabilities
Compensation and benefits	55,964	67,948
Interest payable	24,069	4,946
Other	22,121	23,735

	326,649	302,696

Debt
Long-term debt, less current portion	750,581	785,216

Other
Deferred income taxes	70,862	32,253
Compensation and benefits	112,184	123,889
Other long-term liabilities	43,684	30,801

	226,730	186,943

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock, $.0001 par value per share:	—	—
1,000 shares authorized; none issued
Common stock, $.0001 par value per share:	8	8
250,000 shares authorized;
84,760 shares and 84,419 shares issued and outstanding
Additional paid-in capital	579,996	578,669
Accumulated other comprehensive income (loss)	(70,221)	(71,553)
Retained earnings	150,359	113,811

Total stockholders’ equity	660,142	620,935

Total liabilities and stockholders’ equity	$1,964,102	$1,895,790

Boise Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in thousands)

	Nine Months Ended September 30
	2010	2009
Cash provided by (used for) operations
Net income	$36,548	$98,122
Items in net income not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	102,856	107,471
Share-based compensation expense	2,774	2,631
Notes payable interest expense	—	8,182
Pension and other postretirement benefit expense	7,309	6,605
Deferred income taxes	27,196	42,667
Change in fair value of energy derivatives	1,502	(4,902)
Change in fair value of interest rate derivatives	43	(620)
(Gain) loss on sales of assets, net	82	395
Other	(750)	(2,076)
Loss on extinguishment of debt	22,225	—
Decrease (increase) in working capital, net of acquisitions
Receivables	21,725	1,628
Inventories	(4,802)	79,004
Prepaid expenses	3,655	(462)
Accounts payable and accrued liabilities	13,605	18,436
Current and deferred income taxes	(543)	7,991
Pension and other postretirement benefit payments	(18,509)	(7,204)
Other	374	1,779

Cash provided by (used for) operations	215,290	359,647

Cash provided by (used for) investment
Acquisitions of businesses and facilities	—	(543)
Expenditures for property and equipment	(66,697)	(53,562)
Purchases of short-term investments	(17,675)	(13,792)
Maturities of short-term investments	17,090	3,774
Sales of assets	646	639
Other	1,689	1,621

Cash provided by (used for) investment	(64,947)	(61,863)

Cash provided by (used for) financing
Issuances of long-term debt	300,000	10,000
Payments of long-term debt	(327,846)	(92,698)
Payments of short-term borrowings	(5,288)	—
Payments of deferred financing fees	(11,861)	—
Other	(1,292)	—

Cash provided by (used for) financing	(46,287)	(82,698)

Increase in cash and cash equivalents	104,056	215,086

Balance at beginning of the period	69,393	22,518

Balance at end of the period	$173,449	$237,604

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2009 Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2010, as well as other reports the Company files with the SEC. Net income for all periods presented involved estimates and accruals.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services). Boise Inc. manufactures and sells a range of papers, including communication-based papers, packaging demand-driven papers, and market pulp. Boise Inc. also manufactures and sells corrugated containers and sheets as well as linerboard and newsprint.

This release contains several financial measures that are not measures under U.S. generally accepted accounting principles (GAAP). These measures include EBITDA, EBITDA excluding special items, net income excluding special items, net total debt, and other similar measures. Management uses these measures to evaluate ongoing operations and believes they are useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The following charts reconcile these non-GAAP measures with the most directly comparable GAAP measures.

EBITDA represents income before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion. The following table reconciles net income to EBITDA for the three months ended September 30, 2010 and 2009, and the three months ended June 30, 2010 (unaudited, dollars in thousands):

	Three Months Ended
	September 30		June 30,
	2010	2009	2010

Net income	$35,923	$48,155	$13,310
Change in fair value of interest rate derivatives	1	(125)	13
Interest expense	16,099	21,436	16,165
Interest income	(105)	(130)	(61)
Income tax provision	25,454	25,737	8,376
Depreciation, amortization, and depletion	32,457	32,916	32,267

EBITDA	$109,829	$127,989	$70,070

The following table reconciles net income to EBITDA for the nine months ended September 30, 2010 and 2009 (unaudited, dollars in thousands):

	Nine Months Ended
	September 30
	2010	2009

Net income	$36,548	$98,122
Change in fair value of interest rate derivatives	43	(620)
Interest expense	48,709	64,979
Interest income	(203)	(275)
Income tax provision	27,208	51,359
Depreciation, amortization, and depletion	96,855	97,780

EBITDA	$209,160	$311,345

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the three months ended September 30, 2010 and 2009, and the three months ended June 30, 2010 (unaudited, dollars in thousands):

	Three Months Ended
	September 30		June 30,
	2010	2009	2010
Paper
Segment income	$56,884	$78,272	$25,708
Depreciation, amortization, and depletion	21,903	21,171	21,698

EBITDA	$78,787	$99,443	$47,406

St. Helens mill restructuring	234	1,402	(434)
Change in fair value of energy hedges	742	(2,919)	(2,312)
Alternative fuel mixture credits, net	—	(42,894)	—

EBITDA excluding special items	$79,763	$55,032	$44,660

Packaging
Segment income	$24,758	$22,290	$17,105
Depreciation, amortization, and depletion	9,599	10,676	9,579

EBITDA	$34,357	$32,966	$26,684

Change in fair value of energy hedges	143	(705)	(401)
Alternative fuel mixture credits, net	—	(19,389)	—

EBITDA excluding special items	$34,500	$12,872	$26,283

Corporate and Other
Segment loss	$(4,270)	$(5,489)	$(4,982)
Depreciation, amortization, and depletion	955	1,069	990
Loss on extinguishment of debt	—	—	(28)

EBITDA	$(3,315)	$(4,420)	$(4,020)

Alternative fuel mixture credits, net	—	2,711	—
Loss on extinguishment of debt	—	—	28

EBITDA excluding special items	$(3,315)	$(1,709)	$(3,992)

EBITDA	$109,829	$127,989	$70,070

EBITDA excluding special items	$110,948	$66,195	$66,951

The following table reconciles segment income (loss) and EBITDA to EBITDA excluding special items for the nine months ended September 30, 2010 and 2009 (unaudited, dollars in thousands):

	Nine Months Ended September 30
	2010	2009
Paper
Segment income	$112,535	$187,553
Depreciation, amortization, and depletion	65,070	63,616

EBITDA	$177,605	$251,169

St. Helens mill restructuring	(72)	6,183
Change in fair value of energy hedges	1,263	(3,913)
Alternative fuel mixture credits, net	—	(99,861)

EBITDA excluding special items	$178,796	$153,578

Packaging
Segment income	$36,093	$43,745
Depreciation, amortization, and depletion	28,874	31,110

EBITDA	$64,967	$74,855

Change in fair value of energy hedges	239	(988)
Alternative fuel mixture credits, net	—	(39,336)

EBITDA excluding special items	$65,206	$34,531

Corporate and Other
Segment loss	$(14,098)	$(17,733)
Depreciation, amortization, and depletion	2,911	3,054
Loss on extinguishment of debt	(22,225)	—

EBITDA	$(33,412)	$(14,679)

Alternative fuel mixture credits, net	—	4,288
Loss on extinguishment of debt	22,225	—

EBITDA excluding special items	$(11,187)	$(10,391)

EBITDA	$209,160	$311,345

EBITDA excluding special items	$232,815	$177,718

The following tables reconcile net income to net income excluding special items and presents net income excluding special items per diluted share for the three months ended September 30, 2010 and 2009, the three months ended June 30, 2010, and the nine months ended September 30, 2010 and 2009 (unaudited, dollars and shares in thousands):

	Three Months Ended
	September 30		June 30,
	2010	2009	2010

Net income	$35,923	$48,155	$13,310
St. Helens mill restructuring	234	1,402	(434)
Change in fair value of energy hedges	885	(3,624)	(2,713)
Alternative fuel mixture credits, net	—	(59,572)	—
Loss on extinguishment of debt	—	—	28
Tax impact of special items (a)	(433)	23,914	1,207

Net income excluding special items	$36,609	$10,275	$11,398

Weighted average common shares outstanding: diluted	84,082	84,241	84,093
Net income excluding special items per diluted share	$0.44	$0.12	$0.14

	Nine Months Ended
	September 30
	2010	2009

Net income	$36,548	$98,122
St. Helens mill restructuring	(72)	6,183
Change in fair value of energy hedges	1,502	(4,901)
Alternative fuel mixture credits, net	—	(134,909)
Loss on extinguishment of debt	22,225	—
Tax impact of special items (a)	(9,154)	51,714

Net income excluding special items	$51,049	$16,209

Weighted average common shares outstanding: diluted	84,123	82,693
Net income excluding special items per diluted share	$0.61	$0.20

(a)	Special items are tax effected in the aggregate at an assumed combined federal and state statutory rate of 38.7%.

The following table reconciles total debt to net total debt as of September 30, 2010 and 2009, and June 30, 2010 (unaudited, dollars in thousands):

	September 30,		June 30, 2010
	2010	2009

Short-term borrowings	$—	$—	$3,536
Current portion of long-term debt	37,500	22,235	29,163
Long-term debt, less current portion	750,581	932,517	763,081
Notes payable	—	74,788	—

Total debt	788,081	1,029,540	795,780
Less cash and cash equivalents and short-term investments	(184,063)	(247,614)	(138,668)

Net total debt	$604,018	$781,926	$657,112